EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)

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                                             Three Months Ended           Six Months Ended          Twelve Months Ended
                                             July 30      July 31        July 30      July 31        July 30      July 31
                                              1994         1993           1994         1993           1994         1993

Average shares outstanding                 112,993,367  112,682,763    112,992,543  112,618,618    112,936,886  112,345,287
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                        48,652       40,454         29,184       84,158         30,852      226,465

Total                                      113,042,019  112,723,217    113,021,727  112,702,776    112,967,738  112,571,752




Net Income                                 $33,755,000  $39,240,000    $82,061,000  $87,413,000   $235,782,000 $242,290,000
Less preferred dividends                        (5,500)      (5,500)       (11,000)     (11,000)       (22,000)     (22,000)

Net income available to common shares      $33,749,500  $39,234,500    $82,050,000  $87,402,000   $235,760,000 $242,268,000


Per share                                        $0.30        $0.35          $0.73        $0.78          $2.09        $2.15



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